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INVESCO SENIOR LOAN FUND                                           SUB-ITEM 77Q3

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 72DD, 73A, 74U AND 74V.

FOR PERIOD ENDING: 2/28/2014
FILE NUMBER :      811-05845
SERIES NO.:        1

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
72DD.      1  Total income dividends for which record date passed during the period. (000's Omitted)
              Class A   $ 10,383
           2  Dividends for a second class of open-end company shares (000's Omitted)
              Class B   $    669
              Class C   $  8,519
              Class Y   $     16
              Class IB  $ 51,830
              Class IC  $  4,201

73A.          Payments per share outstanding during the entire current period: (form nnn.nnnn)
           1  Dividends from net investment income
              Class A   $ 0.4087
           2  Dividends for a second class of open-end company shares (form nnn.nnnn)
              Class B   $ 0.4098
              Class C   $ 0.3567
              Class Y   $ 0.1138
              Class IB  $ 0.4263
              Class IC  $ 0.4154

74U.       1  Number of shares outstanding (000's Omitted)
              Class A     33,241
           2  Number of shares outstanding of a second class of open-end company shares (000's Omitted)
              Class B      1,507
              Class C     27,892
              Class Y        337
              Class IB   114,995
              Class IC     9,434

74V.       1  Net asset value per share (to nearest cent)
              Class A   $   6.99
           2  Net asset value per share of a second class of open-end company shares (to nearest cent)
              Class B   $   7.02
              Class C   $   7.00
              Class Y   $   7.00
              Class IB  $   7.00
              Class IC  $   7.00
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